                                    AGREEMENT



                                     between



SIHL
Allmendstrasse 125
8041 Zurich
Switzerland


                                                      (hereinafter "Vendor")


                                       and



MERCER INTERNATIONAL INC.
Giesshubelstrasse 15
8045 Zurich
Switzerland


                                                      (hereinafter "Purchaser")



                                   concerning


                 the Sale and Purchase of all existing Shares of



                                    LANDQART

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Landqart SPA / 14 December 2001                                            - 2 -
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                                    PREAMBLE


WHEREAS


A. Landqart is a Swiss company limited by shares registered with the Commercial Register of the Canton of Grisons, with a share capital of CHF 30'000'000 divided into 30'000 fully paid up registered shares with a nominal value of CHF 1'000 each (hereinafter referred to as the "Company"). The Company has not issued any share certificates. The Company is a wholly owned subsidiary of the Vendor.

B. The Company has outstanding debt in the amount of CHF 8'737'000 against Vendor. Furthermore, the Company has outstanding short and long term debt vis-a-vis Graubundner Kantonalbank (hereinafter referred to as "GKB" in the range of CHF 19 million to 21 million.

C. The Vendor is willing to sell 100% of the Company's shares to the Purchaser, and the Purchaser is willing to purchase all such shares.

D. The Purchaser and Vendor have signed a Letter of Intent on 14 November 2001 regarding the sale of the Company's shares (hereinafter referred to as the "LOI").

E. The Purchaser has been provided access to detailed information on the Company and its management and has undertaken a due diligence examination of such information (hereinafter referred to as the "Due Diligence").

F. Purchaser has received the business plan of the Company's management of August 23, 2001 (hereinafter referred to as the "Business Plan") and the offering memorandum of Altium Capital of September 2001 and confirms its support of the key strategy to further develop the product lines "Security and Specialty Papers". Furthermore, Purchaser is in principle willing to undertake to secure the production place Landquart in the Canton of Grisons

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Landqart SPA / 14 December 2001                                            - 3 -
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     NOW THEREFORE, the Parties hereto agree as follows:


1.   SALE AND PURCHASE

1.1. OBJECTS OF SALE AND PURCHASE

     Subject to the terms and conditions of this Agreement, Vendor undertakes to sell to Purchaser and Purchaser undertakes to purchase from Vendor 100% of the issued and outstanding shares of the Company (hereinafter referred to as the "Shares").

1.2. PURCHASE PRICE

     The purchase price for the Shares (hereinafter referred to as the "Purchase Price") is composed of

     (a) An initial payment amount of CHF 1,2 millions payable at Closing (hereinafter referred to as the "Initial Payment Amount").

     (b) A deferred payment amount subject to the achievement of a certain EBITDA in the period between January 1, - September 30, 2003 (hereinafter referred to as the "Deferred Payment Amount"). In the event that the Company achieved in the period between January 1, - September 30, 2003 at least an EBITDA in the amount of CHF 5'372'000, i.e. 9/12 of 60% of CHF 11'938'000 (hereinafter referred to as "Target EBITDA") the Deferred Payment Amount will be CHF 3.250'000. In case of an achieved EBITDA below the Target EBITDA, the Deferred Payment Amount shall be reduced on a pro rata basis. The Deferred Payment Amount is payable on or before December 15, 2003.

          The calculation of the EBITDA achieved shall be based on unaudited interim financial statements of the Company for the nine months starting on January 1, 2003 and ending on September 30, 2003. Such statements shall be prepared in accordance with the Swiss Code of Obligations and shall be consistent with past practice. The calculation of the EBITDA shall be based on the principles listed in ANNEX 1.2. Vendor has the option to appoint an independent big five audit firm to verify the EBITDA achieved by the Company.

1.3. PURCHASE PRICE ADJUSTMENTS

     The Deferred Payment Amount shall be increased after Closing in the event that the Company sells any real estate prior to January 1st, 2004 for an amount in excess of the book value of that real estate (based on the audited annual statements for the year 2000) by 30 % of the net gain (i.e. after deduction of transfer tax, taxation of capital gains, notarial and registry fees and other costs directly related to the sale of such real estate). The sale of parcels 46, 49, 51, 53, 56, 57 and 943 as registered with the land register of Landquart to GKB does not entitle Vendor to an adjustment pursuant to this Section 1.3.

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Landqart SPA / 14 December 2001                                            - 4 -
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2.   CLOSING

2.1. DATE OF LOCATION

     The closing of this Agreement (hereinafter referred to the "Closing") shall take place on or about December 14, 2001 (hereinafter referred to as the "Closing Date") in the offices of Bar & Karrer in Zurich, or at such other location as mutually agreed upon by the Parties, after all conditions precedent to Closing pursuant to Section 3 have been satisfied or waived by Purchaser.

2.2. DELIVERY

     At the Closing, Vendor shall present to Purchaser the following documents:

     (a) Assignment Declaration ("Zessionsurkunde") regarding all Shares, duly assigned in favor of Purchaser;

     (b) Share register of the Company mentioning the Purchaser as sole shareholder and the decision of the board of directors of the Company approving the transfer of the Shares to Purchaser and the entry of Purchaser in to the share register of the Company;

     (c) Resignation letters of the members of the Company's board of directors as requested by the Purchaser effective as of the Closing Date.

2.3. PURCHASER'S OBLIGATIONS

     Upon the Vendor's presentation of said documents, the Purchaser shall give the Vendor a check issued by a first class Swiss Bank in the amount of CHF 1'200'000.

     All actions taken at Closing shall be deemed to have occurred simultaneously. If any such action has not occurred on the Closing Date, Closing shall not be deemed to have occurred.

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Landqart SPA / 14 December 2001                                            - 5 -
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2.4. EFFECTS

     Ownership as well as all risks and benefits related to the Shares shall pass to Purchaser at Closing.

2.5. CONDUCT FROM SIGNING TO CLOSING

     Vendor undertakes to cause the Company that pending Closing the Company will (i) operate its business only in the ordinary course consistent with past practices; (ii) not enter into any material contracts or agreements;
     (iii) promptly advice the Purchaser in writing of any material adverse change in the business of the Company; (iv) maintain the books, records and accounts of the Company in the ordinary course and record all transactions on a basis consistent with practice; (v) not increase, in any material manner, the compensation or employee benefits of any of its directors, senior officers or employees or pay or agree to pay any of the foregoing in pension, severance or termination amount or other employee benefit not required by plans or programs in existence prior to September 30th, 2001, and (vi) not make any profit distributions by way of dividends, constructive dividends or otherwise.

3.   CONDITIONS PRECEDENT TO CLOSING

     The obligations of the Parties to close under this Agreement are subject to the following conditions to be satisfied or waived by the Purchaser prior to the Closing Date:

3.1. CHANGE OF CONTROL

     OF Orell Fussli Sicherheitsdruck AG shall have declared in writing that it will not terminate its contracts with the Company due to the change of control resulting from the transaction envisaged in this Agreement

3.2. WAIVER OF CLAIMS

     The claim of Vendor vis-a-vis the Company in the amount of CHF 8'737'000 has been waived by Vendor.

3.3. MATERIAL ADVERSE CHANGE

     There shall be no material adverse change in the business of the Company.

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Landqart SPA / 14 December 2001                                            - 6 -
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     The Parties undertake to use all efforts to cause the conditions precedent to Closing to be satisfied or waived by Purchaser prior to the Closing
     Date. If these conditions have not been satisfied or waived by Purchaser prior to the Closing Date, then this Agreement ceases to be effective and no Party shall have any rights against the other Party except for failure to use best efforts in accordance with the above undertaking and except with regard to the obligations under Section 8.2.

4.   REPRESENTATIONS AND WARRANTIES OF THE VENDOR

     The Vendor hereby represents and warrants to the Purchaser in relation to the Company as of the Closing Date as follows:

4.1. SHARES

     The Vendor has good and marketable title to the Shares, free and clear of any liens and encumbrances and has full power and authority to sell them to Purchaser. Share certificates have never been issued regarding the Shares. The Shares represent all issued shares of the Company. No person or company has any right to acquire or subscribe to any Shares or shares of the Company.

4.2. PATENTS TRADEMARKS AND KNOW-HOW AND GOVERNMENTAL LICENSES
     AND AUTHORISATIONS

     The Company has good and marketable title to the patents and trademarks as disclosed in ANNEX 4.2, free and clear of any liens and encumbrances. Except as disclosed in the same Annex the Company has not licensed such patents and trademarks to third parties. To the best of Vendor's knowledge such patents and trademarks are not infringed by third parties. The Company owns or validly licenses all patents, trademark and know-how necessary to conduct its business. To the best of Vendor's knowledge the Company does not infringe and has not infringed any intellectual property rights and know how of third parties.

     The Company is in the possession of all governmental licenses and authorizations necessary to conduct its business. Such governmental licenses and authorizations are valid and have not been revoked and the Company is and was in all material respects in compliance with all such governmental licenses and authorizations.

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Landqart SPA / 14 December 2001                                            - 7 -
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4.3. FINANCIAL STATEMENTS

     The financial statements of the Company, meaning the audited balance sheet and profit and loss statement for the business year 2000 and the unaudited interim balance sheet and profit and loss statement as per September 30, 2001 listed in ANNEX 4.3 (together referred to as "the Financials") adequately reflect the financial position and results of the Company on December 31, 2000, or September 30, 2001 respectively and have been prepared in accordance with the requirements of the Swiss Code of Obligations and on a basis consistent with past practice.

     In all material respects, the Financials include all assets and liabilities and contain adequate provisions and/or reserves, in particular for taxes and pending litigation. This paragraph does not apply to accounting issues related to environmental contamination as described in Section 7.1.

4.4. REAL PROPERTY

     The Company has good and valid title to all real estate as disclosed in the land register of Landquart, free and clear of any liens and encumbrances except as disclosed in the land register of Landquart and the Company does not own other real property.

     The Company has good and valid title as lessee to a warehouse at Lebert & Co, Postfach 62D-89151 Erbach (bei Ulm) and at STF Intern. Transport- und Speditions-GmbH, Gewerbestrasse 24, Ch-2123 Allschwil used for the operation of its business.

4.5. COMPLIANCE WITH LAW

     The Company conducts its business and operates in compliance with all applicable law, the Purchaser being aware of the documentation "Liste Gefahrenpotenziale" of November 2001. With regard to environmental contamination issues Section 7.1 shall apply and supersede any other provision in this Agreement.

4.6. LITIGATION

     Except for the pending litigation with GEVAG the Company is not involved in any legal, arbitral or administrative proceedings nor are such proceedings to the best knowledge of Vendor impending or threatened; the Purchaser being aware of the potential claim in connection with delivery of bank note paper to Orell Fussli in the amount of approximately CHF 200'000.

Landqart SPA / 14 December 2001                                            - 8 -
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4.7. INSURANCE

     The Company is covered by insurance reasonably necessary or required by law.

4.8. NO OTHER REPRESENTATIONS AND WARRANTIES

     The Vendor does not make any other implied or express representations or warranties other than those set forth in Section 4.

5.   INDEMNIFICATION

5.1. INDEMNIFICATION BY THE VENDOR

5.1.1. General Principle

     Following the Closing, any and all claims of the Purchaser against the Vendor arising out of any breach of the representations or warranties of Vendor contained in this Agreement shall exclusively be based on this
     Section 5.

5.1.2. Liability of Vendor

     In the event of any breach of the representations and warranties by the Vendor as contained in Section 4, the Purchaser shall be entitled to claim a reduction of the Deferred Payment Amount, as adjusted according to
     Section 1.3, ("Minderung") and/or to claim damages within the limits of
     Section 5.1.3 - 5.1.5. Any other contractual or extra-contractual action or relief, in particular rescission of this Agreement ("Wandelung") pursuant to art. 205 of the Swiss Code of Obligations, is hereby expressly excluded.

5.1.3. Assessment of Claims

     There shall be liability of the Vendor only with respect to such claims which, individually, exceed CHF 20'000 (twenty thousand Swiss Francs) each and which, in the aggregate exceed CHF 1'000'000 (one million Swiss Francs). Once such threshold amount has been exceeded Purchaser may claim not only the amount above CHF 1'000'000, but also between CHF 1 and CHF 1'000'000.

5.1.4. Maximum Recovery

     Notwithstanding anything in this Agreement to the contrary, the Vendor's liability, meaning the maximum indemnification payment by Vendor under this
     Section 5 shall not exceed the Deferred Payment Amount, as adjusted according to Section 1.3.


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Landqart SPA / 14 December 2001                                            - 9 -
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5.1.5. Exclusions

     Vendor's liability shall be excluded:

     a) if and to the extent the facts or circumstances giving rise to the damage or loss have been duly disclosed by the Vendor during negotiation of or in the present Agreement (including, but not limited to the disclosure in the Due Diligence, and during management and other interviews) or should have been known otherwise by the Purchaser on or before the Closing Date; or

     b) if and to the extent that such breach can be remedied by specific performance, the Vendor has, within 60 days following receipt of the Purchaser's notice, chosen to do so; or

     c) if and to the extent that the Purchaser has received recovery for such damages or loss under any title whatsoever from a third party (including but not limited to recovery under any insurance policy), or, if non-recovery is the result of the Purchaser's and, after the Closing, the Company's failure to exercise best efforts to obtain recovery; or

     d) if and to the extent the loss could have been avoided by the Purchaser and, after the Closing, by the Company had they complied with their legal obligation to minimize damages, or

     e) if and to the extent such damage or loss arises or increases as a result of (i) any new issued or modified legislation (including but not limited to tax legislation) after the Closing Date, or (ii) modified accounting principles after the Closing Date or (iii) any voluntary act or omission by the Purchaser or the Company after the Closing Date (including but not limited to omission of appropriate insurance coverage policies in order to maintain insurance at level prior completion of this Agreement); or

     f) if and to extent that the claim has been properly reserved for in the financial statements of the Company; or

     g) if and to the extent that, as a result of a claim for misrepresentation or breach of warranty, any tax payable by the Company is reduced.


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Landqart SPA / 14 December 2001                                           - 10 -
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5.2. SURVIVAL AND NOTICE OF CLAIMS

     The representations and warranties of the Vendor contained in Section 4 above shall be valid and enforceable until seven months after the Closing Date ("Ruge-, Gewahrleistungs- und Verjahrungsfrist"). Purchaser can notify Vendor at any time during these seven months that a breach of a representation and warranty occurred.

6.   FINANCING COMMITMENT OF PURCHASER

     Subsequent to Closing Purchaser will contribute CHF 10.0 to 12.0 million to the capital of the Company by a combination of share capital, subordinated loans and project finance based on the needs of the Company regarding working capital, liquidity and capital expenditures according to the Business Plan to extent that such contributions are economically justifiable.

7.   COVENANTS

7.1. ENVIRONMENTAL INDEMNITY

     In connection with environmental contamination which were (i) caused prior to Closing but were (ii) not disclosed to Purchaser prior to the signing of this Agreement or (iii) for which clean-up is not foreseen in the Business Plan, the Vendor will reimburse within the limits stated hereinafter the Purchaser 50% of all disbursements exceeding CHF 150'000 provided that such disbursements are caused by or incurred in connection with an order by a competent authority made prior to December 15, 2003 ordering the clean-up of any environmental contamination. Such indemnity by the Vendor is only due up to the maximum of the Deferred Payment Amount (after any set-off or compensation under Section 5) as per Section 1.2 (b) and will be paid by compensation, in part or total, with the Deferred Payment Amount. The indemnity will only be due if the business continues to operate within the present framework and if the order is not made in connection with a change in applicable rules or practice of the authorities.

7.2. ACCESS TO INFORMATION PRIOR TO THE CLOSING DATE

     Between Signing and Closing, the Vendor shall and shall cause the Company's officers, directors, employees and auditors to furnish to the representative of the Purchaser such financial and operating data and other information regarding the assets, properties, and the business of the Company as Purchaser may reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business or operation of the Company and provided that the delivery of such data and information does not violate applicable laws.


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Landqart SPA / 14 December 2001                                           - 11 -
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7.3. ACCESS TO INFORMATION AFTER THE CLOSING DATE

     Each Party agrees that it will co-operate with and make available to the other Party, during normal business hours, all books and records and information (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or relevant in connection with any tax filing, inquiry or dispute, in any third party litigation or any other matter requiring any such records or information in relation to the performance of this Agreement. The Party requesting any such information shall bear all reasonable out of pocket costs and expenses (including, but not limited to reasonable attorneys' fees, but excluding reimbursements for salaries and employee benefits) incurred in connection with providing such information. Specifically, Vendor may require certain financial information relating to the business for periods prior to the Closing Date for the purpose of filing federal, state, local and/or foreign tax returns and other governmental reports, and Purchaser agrees to furnish such information to Vendor at Vendor's request.

7.4. PRESERVATION OF RECORDS

     The Purchaser agrees that it shall preserve and keep all books and records relating to the Company for the period prior to the Closing Date in the Purchaser's possession for a period of at least 10 years from the Closing Date.

7.5. INFORMATION TO EMPLOYEES

     Information for the employees of the Company with respect to the transactions pursuant to this Agreement shall be agreed upon by the parties in respect of time, form and contents, and be made prior to or simultaneous with any public announcement.

7.6. PENSION FUNDS

     Vendor will continue to provide for pension and further cover for the employees for a transition period (hereinafter referred to as the "Transition Period") beginning on the Closing Date and ending not later than June 30, 2002 under the present "Vorsorgeeinrichtung Sihl" (hereinafter referred to as the "Vendor's Fund I"), the present "Wohlfahtsstiftung der Sihl" (hereinafter referred to as the "Vendor's Fund II") and further schemes of the second column like the "Sammelstiftung Mythen, Zurich Versicherungsgesellschaft". Purchaser undertakes to cause Company to pay or to make arrangements for payment of all contributions required under the applicable regulations of the Vendor's Fund I and the further schemes during such Transition Period.

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Landqart SPA / 14 December 2001                                           - 12 -
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     Purchaser undertakes to set up during the Transition Period a new pension or to designate an existing pension fund (hereinafter referred to as the "Purchaser's Fund") which shall insure the employees. Purchaser shall inform the Vendor with a notice period of 60 days about the transfer of the employees to Purchaser's Fund. The principles of the partial liquidation of Vendor's Fund I, Vendor's Fund II and the further schemes, and, correspondingly, the transfer of assets and liabilities to Purchaser's
     Fund, including but not limited to the transfer of the claims of the employees and others, the transfer of an adequate portion of the employer's contribution reserves and other reserves and the transfer and of an adequate portion of the free assets ("freies Stiftungsvermogen"), shall be agreed upon by the Parties in accordance with applicable law. It is understood that such agreement is subject to the approval of the competent authorities.

7.7. INSURANCE

     Vendor will use its best efforts to provide insurance coverage to the Company consistent with past practice until December 31, 2002. The Company will be charged the respective premiums in accordance with past practice. Vendor undertakes to procure insurance coverage for the Company by June 30, 2002 effective January 1, 2003. The Parties will closely co-operate so as to ensure that there is no unnecessary loss in insurance coverage, especially in case of claims made insurance policies. Upon request Vendor will extend these deadlines by up to 3 months.

7.8. OTHER TRANSITIONAL SERVICES AND RIGHTS

     a) Vendor will continue to provide financial accounting software to the Company consistent with past practice until December 31, 2002. The Company will be charged the respective costs in accordance with past practice. Vendor undertakes to cause the Company to procure an independent solution regarding financial accounting software of the Company by December 31, 2002 (effective date). The Company estimates that the costs for procurement of new financial accounting software will be in the range of CHF 50'000 - 100'000.

     b) Vendor undertakes to transfer to the Company by June 30, 2002 (effective date) at the latest all contracts with third parties currently performed by the Company but entered into in the name of Vendor. If consent of such third parties is not obtained by June 30, 2002, the Company will obtain through a subcontracting arrangement or otherwise and subject to the terms of those contracts, all claims, rights and benefits and assume all obligations to best achieve the economic result of a transfer of those contracts to the Company.

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Landqart SPA / 14 December 2001                                           - 13 -
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     c)   Purchaser will cause the Company to transfer at the Company's cost the trademarks Sihlart, Sihl Mill, Sccurshil and Sihlprint to Vendor immediately after Closing and effective before June 30, 2002. Vendor will grant the Company a licence to use the trademarks Sihl Mills and Sihl Art consistent with past practice and without any payment to Vendor until December 31, 2004.

7.9. COMPANY'S MEMBERS OF BOARD OF DIRECTORS

     The Purchaser undertakes to hold immediately after Closing an extraordinary shareholders' meeting, which will (a) acknowledge the resignation of the board members whose resignation has been requested by Purchaser and (b) grant discharge to all board members for the business year 2001 and until Closing in accordance with art. 698 of the Swiss Code of Obligations.

7.10. DUTY TO CO-OPERATE

     Vendor, Purchaser and Company undertake to co-operate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of tax returns and any audit, litigation or other proceedings in order to safeguard their interests vis-a-vis third parties. In particular, Vendor will fully co-operate with the Company and its advisers with regard to the national transfers of the patent EP0490825 in Austria, Spain, the UK and Italy to the Company and with regard to the transfer and endorsement of share certificates No 1-6 of Landqart management and services (formerly "Portals-Sihl AG") to the Company.

8.   MISCELLANEOUS

8.1. TRANSACTION COSTS

     All costs relating to this Agreement shall be borne by the Parties hereto, with each Party bearing its own costs (including but not limited to attorney's fees, financial advisers, taxes, etc.). The stamp duly payable on the capital of the Company due to the spin-off in 1999 in the amount of approximately CHF 300'000 shall be borne by the Company.


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8.2. CONFIDENTIALITY

     The Parties undertake to keep the contents of this Agreement confidential and not to inform any third party (except GKB and the management of the Company) about its content unless required to do so by law or applicable stock exchange regulations or unless mutually agreed upon by the Parties.

     All documents and information handed out during contractual negotiations are confidential and may not be made available or shown to third parties, even in case this Agreement will not enter into full force and effect or will at a later point in time be regarded as null and void.

8.3. PUBLIC ANNOUNCEMENTS

     Both Vendor and Purchaser shall consult each other before issuing any press release or otherwise making any public statement with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and without the other Party's prior written approval.

8.4. WAIVER/REMEDIES

     Except if applicable law or this Agreement require the exercise of a right within a certain period of time, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver or partial exercise on the part of the Parties of any right, power or privilege hereunder, preclude any other or further exercise thereof of the exercise of any other right, power or privilege which is not precluded by this Agreement.

8.5. AMENDMENTS AND MODIFICATIONS

     This Agreement may not be amended or modified except by a document in writing duly executed by the parties hereto. This undertaking itself may only be modified by an agreement in writing. The Parties agree that they jointly negotiated and prepared this Agreement and that it shall not be construed against any Party on the grounds that such Party prepared or drafted the same.


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8.6. NOTICES

     Notices hereunder shall be in writing. Notice shall be deemed received upon receipt of a registered letter addressed as follows:

     ---------------------------------------------------------------------------
     If to the Vendor:     Sihl, Melk M. Lehner. Allmendstrasse 125, 8041 Zurich

                           Copy to: lic. jur. et oec. Thomas U. Reutter,
                           Bar & Karrer, Seefeldstrasse 19, 8024 Zurich, Switzerland
     ---------------------------------------------------------------------------
     If to the Purchaser:  Mercer International Inc, Giesshubelstrasse 15,
                           8045 Zurich, Switzerland

                           Copy to: Dr. Markus Vischer, Walder Wyss & Partner, Munstergasse 2, Postfach 4081, 8022 Zurich, Switzerland
     ---------------------------------------------------------------------------

8.7. SEVERABILITY

     Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under the applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity and be replaced by such valid enforceable provision which the Parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and attaining the same or a similar economic effect. The remaining provisions of this Agreement shall continue to be binding and in full force and effect.

8.8. ASSIGNMENT

     No party may assign, in whole or in part, or delegate all or any part of its rights, interests or obligations under this Agreement to any person without the prior written approval of the other Party, such approval is not to be unreasonably withheld.

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8.9. GOVERNING LAW

     This Agreement shall be governed and construed in accordance with the internal law of Switzerland (excluding Swiss Private International Law and International Treaties).

8.10. DISPUTE RESOLUTION

     All disputes arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination shall be settled by the Court of Commerce (Handelsgericht) of the canton Zurich.

8.11. COUNTERPARTS

     This Agreement is executed in four counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.


(Place, Date): Zurich, December 14, 2001  (Place, Date):
               -------------------------                 -----------------------

Sihl

by:  /s/ Thomas Reutter                   by:  /s/ Jimmy Lee
    ------------------------------------      ----------------------------------

Name:    Thomas Reutter                   Name:    Jimmy S. H. Lee

Title:   [UNIDENTIFIABLE]                 Title:   Chairman